                                 AGREEMENT
                          FOR CONTINUING SERVICES



     THIS AGREEMENT FOR CONTINUING SERVICES ("Agreement") is made and entered into this 19th day of December, 1994 by and between BRE Properties, Inc. ("Company") and Arthur G. von Thaden ("Employee"). As more fully set forth below, this Agreement is intended to memorialize certain changes occurring with respect to Employee's employment relationship with the Company and to clarify Employee's agreements with the Company concerning his employment terms and compensation package.

                                 RECITALS

     Employee has for many years acted as the Chief Executive Officer ("CEO") of the Company pursuant to an employment agreement ("Employment Agreement") dated August 22, 1988. The Company's current Chairman of the Board has decided to retire, and Employee is 62 years of age. The Company's Board of Directors ("Board") has now decided to begin a search for a new CEO and to elevate Employee to the position of Chairman of the Board at the time the new CEO is appointed. The Board desires that Employee remain the Company's CEO until his successor is appointed, at which time Employee will become the Company's Chairman of the Board. As Chairman of the Board, Employee will continue to be employed as a full-time corporate officer of the Company through December 31, 1995 and for such extended periods thereafter as may be agreed to by Company and Employee.

     During Employee's tenure as the Company's CEO, Employee has been granted incentive stock options ("ISOs"), nonqualified stock options ("NQSOs"), and restricted shares of the Company's stock ("Restricted Shares"). Pursuant to this Agreement, the ability of Employee to exercise his ISOs and NQSOs following the end of his employment will be clarified. In addition, the vesting date for Employee's Restricted Shares will be accelerated to December 31, 1995 should Employee remain employed with Company through such date.

     NOW, THEREFORE, incorporating the above Recitals, Company and Employee hereby agree as follows:

     (1) In consideration for Employee's enthusiastic support during the one-year transition period ending December 31, 1995, Employee will continue to be employed by Company and to serve as the Company's CEO until the Board has chosen a replacement. At that time, Employee will become the Company's Chairman of the Board and will continue to be employed by the Company as a full-time corporate officer subject to the provisions of the Employment Agreement until December 31, 1995, and for such extended periods thereafter as may be agreed to by Company and Employee.

     (2) Upon the termination of Employee's employment with Company, all compensation and benefits under the Employment Agreement will cease. On or before September 30, 1995, Company and Employee will determine whether an extension of the Employment Agreement beyond December 31, 1995 will be effected. If so extended, Company and Employee will determine whether any future extensions will be effected within 90 days before the termination of the then current extension.

     (3) Subject to all applicable fiduciary duties of the Company to its shareholders, Company will use its best efforts to retain Employee as a director of the Company for his current term.

     (4) Should Employee's employment with Company terminate on or after December 31, 1995 but before Employee reaches 65 years of age, such termination will be treated as an "early retirement" for purposes of determining Employee's rights with respect to any NQSOs and ISOs outstanding at that time. Pursuant to Section 2(c)(ii) of Employee's NQSO and ISO agreements under the Company's 1984 Option Plan, Company hereby agrees that all NQSOs and ISOs of Employee will become fully vested upon such early retirement and that Employee may exercise such options up to and including the EARLIER of (i) the end of the applicable Option Period (as defined and set forth in the applicable option agreement), and
(ii) three years from the date of early retirement. For example, should Employee's employment with Company terminate on December 31, 1995, NQSOs and ISOs granted to Employee prior to December 31, 1988 would terminate upon the expiration of their regular ten-year terms, while options granted to employee on and after January 1, 1989 would expire on December 31, 1998. Similar treatment will apply to all NQSOs and ISOs granted to Employee under the Company's 1992 Option Plan. Employee understands that the exercise of ISOs after 3 months from the date of Employee's termination of employment will NOT qualify the ISO for favorable tax treatment under the Internal Revenue Code.

     (5) Pursuant to Section 6 of the Restricted Share agreements covering the outstanding Restricted Shares held by Employee, Company hereby agrees that all of Employee's Restricted Shares will fully vest in Employee on December 31, 1995 should Employee remain employed with Company through such date.

     (6) As a full-time corporate officer of the Company through December 31, 1995, Employee will be entitled to continuing participation in the Company's various benefit plans. In particular, Employee's rights to participate in the Company's tax-qualified Retirement Plan and Employee's rights to accrue deferred compensation under his Supplemental Executive Retirement Plan shall remain in full force and effect through December 31, 1995. Should Employee's employment terminate on or after December 31, 1995 (unless such employment is terminated for cause), Employee will be entitled to a pro-rata share of incentive compensation generally considered and awarded by Company during the fiscal year of Company in which such termination of employment occurs.

                                    2.
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     (7)  Except as otherwise set forth in this Agreement, the terms of the Employment Agreement and the terms of Employee's NQSO, ISO, and Restricted Share agreements shall remain in full force and effect.

     (8) Company and Employee have entered into this Agreement in good faith and hereby agree to use their best efforts to fully implement this Agreement in accordance with its terms and their mutual intent. The provisions of Sections 6 through 10 of the Employment Agreement (covering arbitration, notices, etc.) are hereby incorporated into this Agreement by reference. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, Company and Employee have executed this Agreement this 19th day of December, 1994.

                         COMPANY:       BRE PROPERTIES, INC.



                                        By:
                                           -------------------------------
                                             Eugene P. Carver,
                                             Chairman of the Board



                         EMPLOYEE:
                                           ------------------------------
                                            Arthur G. von Thaden


                                    3.